EXHIBIT 10.1

                                FUNDING AGREEMENT
                                -----------------


This Funding Agreement is dated as of March 10, 2005 (this "Agreement") and is by and between FORD MOTOR COMPANY ("Ford") and VISTEON CORPORATION ("Visteon"). Each of Ford and Visteon is referred to as a "party" and collectively, the "parties."

                                 R E C I T A L S

         A. Ford has agreed to provide certain financial assistance to Visteon so as to protect and provide for the continued supply of Components to Ford.

         B. In exchange for the actions taken by Ford, Visteon has agreed to undertake certain actions with respect to the supply of Components to Ford.

The parties agree as follows:

1. Definitions: The following capitalized terms shall have the meanings specified below unless otherwise specifically stated.

         "Components" has the meaning specified in the P&SA.

         "Defaulting Party" has the meaning specified in Section 8.1.

         "Event of Default" has the meaning specified in Section 8.1.

         "HEAA" means that certain Amended and Restated Hourly Employee Assignment Agreement dated as of December 19, 2003 between Ford and Visteon.

         "Master Agreement Plant" has the meaning specified in the P&SA.

         "New Business" has the meaning specified in the P&SA.

         "Non-Defaulting Party" has the meaning specified in Section 8.1.

         "Plants" means the Visteon manufacturing facilities listed on Attachment A hereto.

         "P&SA" means that certain Purchase and Supply Agreement dated as of December 19, 2003 between Ford and Visteon.

         "Termination Date" means the date on which termination is effected either pursuant to Section 7 or Section 8 hereof.


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2. Capital Expenditures: Ford will pay for and acquire certain machinery and equipment not currently owned by Visteon that will be associated with the production of certain Components for Ford in accordance with the terms of the Master Equipment Bailment Agreement (the "Master Equipment Bailment Agreement"), which agreement will be executed and delivered by Ford and Visteon simultaneously with this Agreement. The effective date of the Master Equipment Bailment Agreement will be January 1, 2005.

3. Payment Terms: Notwithstanding the provisions of Section 9.1(a) of the P&SA,

     (a) On or before March 31, 2005, Ford will pay to Visteon, by wire transfer in immediately available funds to the EFT account previously designated by Visteon, not less than $120 million of payables of Ford's choice that are not currently due and payable to Visteon until after March 31, 2005 for shipments received into Ford plants; and

     (b) Commencing with payables covered by Section 9.1(a) of the P&SA associated with Components and tooling received from and after April 1, 2005, payment terms shall average 26 days after the applicable entry date rather than 33 days. For payables associated with Components and tooling received before April 1, 2005, the payment terms shall remain at 33 days after the applicable entry date. If this Agreement is terminated for any reason, then the payment terms for all payables associated with Components and tooling received from and after the Termination Date shall revert to the payment terms specified in Section 9.1(a) of the P&SA.

4. Labor Reimbursement: For each Pay Period, Visteon's obligation to reimburse Ford on the corresponding Pay Date pursuant to Section 7(i) (wages) of the HEAA shall be reduced using the following formula:

Wages reimbursable for each Pay Period o 23.75% = Amount of reduction in
                                             Visteon's reimbursement obligation

Where:

"Wages" means the elements of wages listed on Attachment B hereto. Nothing herein contained shall be construed to change the definition of "wages" under
Section 7(i) of the HEAA, but the change to the definition of wages as described in Attachment B is intended solely for the purpose of calculating the amount of the discount.

"Pay Date" means each Friday following a Pay Period through the Termination
Date.

"Pay Period" means each week from Monday through Sunday commencing Monday, February 21, 2005.

5. Profit Sharing. Notwithstanding anything to the contrary in Section 7(viii) of the HEAA, beginning with profit sharing accrued during 2005 and payable in 2006, Visteon shall not be required to reimburse Ford for Ford profit sharing payments made to the Ford hourly employees assigned to work at Visteon.


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6. Visteon Commitments. In exchange for the actions to be taken by Ford as outlined in the preceding four sections, Visteon shall undertake the following actions commencing on the date hereof:

6.1 Visteon shall in accordance with the terms of the P&SA or any applicable purchase orders or other written agreements between the parties:

               (a) Provide an uninterrupted supply of Components to Ford in the quantities, quality, specifications and timing required by the applicable purchase orders;

               (b) Supply all prototypes, design and engineering required for Ford programs;

               (c)  Comply with the terms of existing agreements with Ford; and

               (d) To the extent that the actions do not compromise Ford production and program support, withdraw and not implement its list of Potential Cost Improvement Actions dated February 17, 2005 attached hereto as Attachment C.

6.2 Visteon shall meet its commitments to the UAW, as set forth in the existing collective bargaining agreement or other written agreements binding on Visteon.

6.3 Visteon shall use its best efforts to quote competitive prices for New Business to be produced at a Master Agreement Plant.

6.4 Visteon shall not request (a) any material cost surcharges for any of the Components that are produced at the Plants; and (b) reimbursement for material cost surcharges for Components that are produced at the Plants prior to the Termination Date.

6.5 Without the consent of Ford which shall not be unreasonably withheld, Visteon shall not sell, transfer, close or otherwise dispose of any assets at the Plants except for the sale of inventory and disposal of obsolete equipment in the ordinary course.

7. Term: Ford may terminate any one or all of its commitments under Sections 2, 3, 4 and 5 of this Agreement or this Agreement itself at any time on or after January 1, 2006 by giving at least ten (10) business days' notice in advance to Visteon. Visteon may terminate this Agreement at any time on or after January 1, 2006 by giving at least ten (10) business days' notice in advance to Ford. The Master Equipment Bailment Agreement shall not be deemed terminated upon any termination of this Agreement, but rather its termination shall be governed by the terms specified therein.

8. Default

8.1. A party (a "Non-Defaulting Party") may give notice to the other party (the "Defaulting Party"), upon occurrence of any of the following events, any one of which, after the expiration of the applicable cure period if such default is not cured by the end of such period, will be considered to be an "Event of Default":


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     (a)  Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any covenant or agreement (i) in this Agreement, (ii) in the P&SA, or (iii) in the Master Equipment Bailment Agreement, which default cannot be cured or is not effectively cured after a period of 30 days after written notice thereof has been given by the Non-Defaulting Party; provided that if such default cannot be cured within 30 days, but can be cured within 60 days, then if the Defaulting Party so requests, the Defaulting Party shall have a reasonable period to cure the default (not to exceed 60 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

     (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any proceeding to wind up, dissolve, or otherwise terminate its legal existence;

     (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party or any significant subsidiary (as defined in Section 1-02(w) of Regulation S-X to the Securities Act of 1933, as amended) (a "Significant Subsidiary") that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party or such Significant Subsidiary within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

     (d) Bankruptcy. Either (a) the Defaulting Party or any Significant Subsidiary seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting Party or any Significant Subsidiary of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting Party or such Significant Subsidiary carries on its business and thereafter continues unstayed and is not dismissed within 60 days of the commencement of the proceeding;

     (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party or any Significant Subsidiary, unless the appointment is defended or contested in good faith by the Defaulting Party or such Significant Subsidiary within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

     (f) Assignment for Benefit of Creditors. The Defaulting Party or any Significant Subsidiary makes an assignment of a substantial part of its assets for the benefit of its creditors. For the avoidance of doubt, an assignment for the benefit of creditors does not include a bona fide financing arrangement, whether secured or unsecured, entered into with a third party.


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8.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may
terminate this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination.

8.3 The provisions of this Section 8 are without prejudice to any other rights or remedies either party may have by reason of the default of the other party under this or any other agreement between the parties. Nothing in this Agreement shall be construed to extend the time period to cure a default under any other agreement between the parties.

9. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by first class mail, (b) when delivered, if delivered personally, (c) when delivered, if sent by telephonic facsimile, or (d) on the second following business day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice);

If to Visteon:

           Visteon Corporation
           One Village Center Drive
           Van Buren Township, MI 48111
           Attention:  General Counsel
           Fax: (734) 736-5563

If to Ford:

           Ford Motor Company
           Office of the Secretary
           One American Road
           12th Floor World Headquarters
           Dearborn, Michigan 48126
           Fax: (313) 248-7036

The parties by notice hereunder may designate other addresses to which notices will be sent.

10. GENERAL PROVISIONS

10.1 No Agency. This Agreement does not constitute either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.

10.2 Subsidiaries and Affiliates. Subsidiaries and affiliates of Ford and Visteon are bound by the provisions herein to the extent that they are bound by the P&SA.

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10.3 Amendments. No amendment to this Agreement will be binding upon either party unless it is in writing and is signed by a duly authorized representative of each party. Except as specifically modified herein, the P&SA and the HEAA shall remain in full force and effect. In the event of a conflict between the terms of the Master Equipment Bailment Agreement and this Agreement, the terms of the Master Equipment Bailment Agreement shall apply.

10.4 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but no rights, interests or obligations of either party herein may be assigned without the prior written consent of the other, which consent shall not be unreasonably withheld.

10.5 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

10.6 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter.

 10.7 Disputes. If a dispute arises between the parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

     (a) The parties promptly shall hold a meeting of senior managers of each party who have decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

     (b) If the parties are unable to negotiate a mutually satisfactory resolution as provided above, any party may so notify the other. In that event, the parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the parties are not successful in resolving the dispute through mediation, then the parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each party shall submit its requested

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          relief to the other party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the parties.

     (c) Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the mediator or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

10.8 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.


FORD MOTOR COMPANY  VISTEON CORPORATION



By:  /s/ Don R. Leclair                    By:  /s/ James F. Palmer
    -------------------------------           ----------------------------------
        Don R. Leclair                             James F. Palmer
Title:  Executive Vice President and       Title:  Executive Vice President and
        Chief Financial Officer                    Chief Financial Officer

Date:   March 10, 2005                     Date:   March 10, 2005